EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-230352) and Form S-8 (Nos. 333-34898, 333-34900, 333-34902, 333-76022, 333-123515, 333-159498, 333-208060 and 333-231806) of our report dated March 13, 2020, relating to the consolidated financial statements and schedule of QuickLogic Corporation, which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for leases and a change in the method of accounting for revenue recognition, and the effectiveness of internal control over financial reporting of QuickLogic Corporation, appearing in this Annual Report on Form 10-K for the year ended December 29, 2019.

/s/ Moss Adams LLP

San Francisco, California

March 13, 2020